October 9, 1996



Mr. Roger M. Wheeler, Jr.
General Partner
WJA Realty Limited Partnership
P.O. Box 1439
Tulsa, Oklahoma 74110

Dear Roger:

     This letter sets forth in the form of a letter of intent the terms of the transaction pursuant to which Florida Gaming Corporation, a Delaware Corporation, ("FGC") proposes to acquire (the "Acquisition") all of the tangible and intangible properties and assets (collectively, the "Assets") owned by WJA Realty Limited Partnership, a Massachusetts limited partnership, ("WJA") or used in the operation of Jai Alai (and related businesses, including inter track wagering) in Miami, Tampa, and Ocala, Florida (the "Business"), and to assume certain liabilities related to the Business.

     Subject to the negotiation, signing and delivery by WJA and FGC of a definitive acquisition agreement (the "Agreement") and the "Understandings" stated below, we propose an aggregate purchase price (the "Purchase Price") for the Assets as provided below:

     (a) the cancellation of WJA's bank notes and related obligations recently acquired by FGC from the Bank of Oklahoma, National Association (the "WJA Notes"), and

     (b) the exclusion from the Assets (permitting WJA to retain) the 200,000 shares of FGC common stock currently owned by WJA, and

     (c) a profit sharing arrangement described in more detail below (the "Profit Sharing Arrangement") pursuant to which, for the first ten years after the closing, WJA would receive a portion of the net profits before income taxes of the Business (plus the similar business conducted at the Ft. Pierce facility previously purchased by FGC from WJA) ("Net Profits"), and

     (d) Assumption by FGC and agreement to pay the following items (the "Assumed Liabilities")

               1. The principal amount outstanding under a $500,000 promissory note owed to Wheeler-Phoenix, Inc., with the terms amended to provide for repayment of principal over a ten year period following the closing in equal annual installments and an annual interest rate of 6%.

               2. All liabilities of WJA arising in the ordinary course of the Business whether in contract, tort, or otherwise subject to certain limits and subject to a specific definition of "ordinary course of the Business."

     Purpose. The purpose of this letter of intent is (a) to confirm that it would be worthwhile to complete a detailed evaluation (the "Review") by FGC of the Business, the Assets and the Assumed Liabilities to determine that no material, appropriate adjustments to the Purchase Price are required, (b) to commence the preparation of the Agreement, (c) to undertake the process of obtaining regulatory approval for the Acquisition, and (d) to provide a basis for review of the Acquisition by our Board of Directors.

     The Transaction. We propose either (a) that the Acquisition be structured as a transfer of the Assets to a subsidiary (the "FGC Subsidiary") to be formed by FGC to effect the Acquisition (the assets previously obtained from WJA relating to the Ft. Pierce, Florida Jai Alai operation will also be contributed by FGC to the FGC Subsidiary), or (b) that the Acquisition be structured in such other fashion as our and your legal, accounting and tax advisers may suggest so long as the transaction is not less favorable to FGC and to you and your shareholders and partners than if the Acquisition were structured as described in clause (a) above.

     The Profit Sharing Arrangement. The Profit Sharing Arrangement will provide for a payment of 20% (the "20% Payment") of the cumulative Net Profits of the FGC Subsidiary (a) for each of the first ten full calendar years after the closing (the "Ten Year Period"), subject to a cumulative $1,000,000 per year cap for the 20% Payment, plus (b) payment of 5% (the "5% Payment") of the amount by which Net Profits in any of the full calendar years during the Ten Year Period exceed $5,000,000. No Net Profit payments will be due for any year after the Ten Year Period.

     To determine the amount of the 20% Payment, the following calculation shall be made as of the end of each of the calendar years during the Ten Year Period:

          (A) The Net Profits for the FGC Subsidiary for each completed year during the Ten Year Period shall be added together; if this results in a negative number, there will be no profit sharing payment with respect to the year most recently completed.

          (B) If the result of (A) is positive, that result shall be multiplied by 20 percent.

          (C) The sum of all amounts previously paid in profit sharing will then be subtracted from the result of
               (B); if this results in a negative number, there will be no profit sharing payment with respect to the year most recently completed.

          (D) If the result of (C) is positive, the profit sharing payment will be the lesser of the result of (C) and the annual cap. The annual cap for each year shall be equal to (a) the product of $1,000,000 multiplied by the number of years of the Ten Year Period then completed, minus (b) the sum of all amounts previously paid in profit sharing.

Examples:





                  Example 1                       Example 2
                                        20%                                                  20%
         Net Profit       20%         Payment       5%        Net Profit        20%        Payment        %5
Year   (Cumulative)     Payment     Explanation   Payment     (Cumulative)    Payment     Explanation   Payment
1      $2,500,000                                             $6,000,000
       ($2,500,000)     $500,000                  $-0-        ($6,000,000)    $1,000,000  Annual Cap    $50,000

2      $4,000,000                                             $4,000,000
       ($6,500,000)     $800,000                  $-0-        ($10,000,000)   $1,000,000  20% of        $-0-
                                                                                          $10,000,000
                                                                                          minus
                                                                                          $1,000,000
                                                                                          paid in
                                                                                          previous year

3      $9,000,000                   Annual Cap    $200,000    $7,500,000      $1,000,000  Annual Cap    $125,000
       ($15,500,000)    $1,700,000  ($3,000,000               ($17,500,000)               ($3,000,000
                                    minus                                                 minus
                                    $1,300,000)                                           $2,000,000)






































Net Profits for the FGC Subsidiary shall be determined (a) in accordance with generally accepted accounting principles, applied consistently with those previously applied to FGC, but (b) as if the FGC Subsidiary was a stand alone entity and not part of a consolidated group or subject to other similar tax and accounting treatments. The Agreement will provide for approval mechanisms for WJA to confirm the correctness of Net Profit calculations, and for resolving disputes covering Net Profit calculations. The Agreement shall also provide for limitations to preserve the integrity of the FGC Subsidiary as a separate business and accounting entity, and to limit transactions with, and distributions to, affiliates of FGC.

     If during the Ten Year Period, the FGC Subsidiary disposes of any of its significant assets or operations, then WJA shall be entitled to receive an amount equal to ten percent of the FGC Subsidiary's gain, if any, on the disposition (a "Disposition Payment"). The FGC's Subsidiary's gain, if any, on a disposition shall not be included in determining Net Profits for purposes of determining the amount of 20% Payments and 5% Payments. There will be no cap or limit on the amount of any Disposition Payment. However, Disposition Payments shall count as 20% Payments in determining the cumulative annual cap on 20% Payments.


The FGC Subsidiary

     A pro forma opening (i.e., immediately after the closing of the WJA asset acquisition and the contribution of the Fort Pierce
Jai Alai assets) balance sheet is attached to this letter as Exhibit A.

     Officers and employees of the FGC subsidiary will be paid fair compensation (including fringe benefits) regardless of whether the officer or employee is an affiliate of Florida Gaming, based upon a comparison to similarly situated officers and employees in the parimutuel and gaming industry. Expenses incurred by FGC that are attributable to the FGC Subsidiary (including a fair allocation of general and administrative expenses) will be passed through to the FGC Subsidiary without any add-ons or mark-ups. The FGC Subsidiary may have debt to FGC and/or unaffiliated lenders. Any debt to FGC will be at rates and terms that are the same as those available to FGC from unaffiliated lenders. Any debt to unaffiliated lenders will be at whatever rates and terms can be negotiated with those lenders. All accounting for the FGC Subsidiary will be according to GAAP applied in a manner consistent with the accounting for FGC. The Agreement may contain further guidelines regarding these matters.

     The Agreement. We contemplate that, among other things, the Agreement will

          (1) Set forth appropriate and customary representations and warranties by WJA and its general partners with respect to WJA and the Assets, and by FGC with respect to its authority, with provision for verification of those representations and warranties.

          (2) Provide effectively for the indemnification of FGC and WJA with respect to any material undisclosed liabilities, contracts or commitments, any material breach of any covenant and any inaccuracy in any representation or warranty.

          (3) Require that pending the closing of the Acquisition and related transactions, except as specifically provided in the Agreement, the business of WJA will be conducted strictly in the ordinary course, with specific provisions concerning specific aspects of the ordinary course such as the nonpayment by WJA of distributions.

          (4)  Establish as conditions of the closing, among others

               (a)  The accuracy and verification of
representations and warranties as of the date of the execution of the Agreement and the closing.

               (b) The receipt of customary certificates and opinions and current financial statements.

               (c) The absence of material adverse changes between the execution of the Agreement and the closing.

               (d) The approval, or absence of disapproval as applicable, of all relevant government agencies and bodies, including without limitation and as required, the Florida Department of Business Regulation, Division of Para-mutuel Wagering.

               (e) The execution by FGC of consulting agreements with Richard P. Donovan and Roger M. Wheeler, Jr.

          (5) Provide that neither FGC nor the FGC Subsidiary will assume or become responsible for any other liabilities (whether known or unknown, contingent or otherwise) of WJA other than the Assumed Liabilities and WJA's obligations under the contracts which FGC determines to assume.

          (6) Provide that FGC shall provide WJA with the data and reports that it has in its possession as may be necessary for WJA to prepare its tax return for the period ending at the Acquisition.

     Understandings. Without in any way limiting the generality of the further negotiated provisions to be included in the Agreement, we understand ("Understandings") that

          (1) There are no agents or brokers representing you or us with respect to the Acquisition who or which will be entitled to any payment from you or us, and we shall promptly notify each other if any agent or broker suggests to either of us that the agent or broker is so representing you or us and will be entitled to any payment from you or us. Each of WJA and FGC will pay its own accounting and legal fees and expenses.

          (2) From the date of this letter of intent, FGC and its employees and agents will, upon reasonable notice during normal business hours, have complete and unfettered access to all of WJA's books and records and outside accountants' work papers, and to all of the Assets and the premises of WJA, and WJA and its employees and agents will cooperate fully with us and our employees and agents to prepare for a smooth assumption of ownership by us; provided, however, that we will keep any non-public information received or learned by us in connection with your granting us access to WJA's books and records strictly confidential if the Acquisition is not consummated.

          (3) WJA will cooperate fully and expeditiously in providing FGC with all of the information, and verification thereof, which we request for the preparation of applications for regulatory approval and required for appropriate notifications and disclosures.

          (4) FGC will conduct and complete its initial review on or before October 18, 1996. On or before October 18, 1996, FGC shall report to WJA on the results of FGC's initial review and on whether the initial review indicates to FGC that any adjustments to the purchase price are appropriate. If such report of FGC asserts that such an adjustment is appropriate, and WJA does not agree, or if FGC fails to timely make such a report on or before October 18,1996, either WJA or FGC may terminate this Agreement in Principle on or before October 23, 1996.

          (5) We shall each have an opportunity to comment in advance of release on the other's public announcement of this letter of intent.

          (6) Except for the Understandings which by their terms survive termination of this letter of intent, this letter of intent will terminate October 28, 1996, unless extended by agreement, if the Agreement has not been entered into by that date. The Acquisition should be consummated on or about November 30, 1996.
So long as this letter of intent remains in effect, you will not solicit, authorize the solicitation of, or enter into any discussions with any third party concerning (a) a purchase, lease or other acquisition of any of the Assets or any shares or interests in WJA, any option or warrant to purchase any shares or interests in WJA or any securities convertible into such shares or interests or (b) a merger, consolidation or other combination with WJA.

          (7) Neither FGC nor any affiliate of FGC is a party to any understanding, agreement or arrangement which would materially inhibit FGC's ability to consummate the Acquisition. Subject to any contrary provision of state law, neither WJA nor any affiliate or partner of WJA is a party to any understanding, agreement or arrangement which would materially inhibit WJA's ability to consummate the Acquisition.
                    *     *     *     *     *

     You understand that this letter of intent is not intended to create a legal obligation upon either you or us or any of the undersigned, except with respect to the foregoing Understandings. No other obligations will be created except by the contemplated Agreement among you, us and the undersigned.

     Although it is understood this letter of intent is not the Agreement, and that the Agreement would be evidenced only in definitive agreements in writing along the general lines proposed herein, if the foregoing correctly sets forth your understanding of our mutual statement of current intent and of our agreement as to the Understandings, please indicate your approval in the space provided below and return one fully executed copy of this letter to the undersigned. This letter of intent shall have no effect on either of us unless the enclosed copy of this letter has been signed where indicated on behalf of WJA and by the undersigned partners and shareholders and returned to FGC by October 9, 1996.

                                   Very truly yours,

                                   /s/ W. Bennett Collett
                                   W. Bennett Collett,
                                   Chairman and CEO

WJA Realty Limited Partnership,


By  /s/ Roger M. Wheeler, Jr.


Title: General Partner


Date: 10/9/96














































                                                EXHIBIT A

                                                        FGC SUB-BALANCE SHEET (AFTER ACQUISITION OF WJA.)
                                              FGC Sub.        WJA             Adjusting           FGC/
                                              6/30/96         5/31/96          Entries            WJA
               ASSETS                         Note 1          Note 2          Note 3 & 4        Subsidiary
Current Assets
Cash                                          $2,600,000         $429,000     ($2,302,500)         $726,500
Notes and Receivables                             85,924          167,000        (100,000)          152,924
Inventories                                       32,616           79,000                           111,616
Prepaid Expense & Other                           39,303          151,000                           190,303
Total Current Assets                          $2,757,853         $826,000      $2,402,500        $1,181,343

Investments/Gaming Venture                       344,000          134,000                           478,000

Total Investments                               $344,000         $134,000               -          $478,000

Investment WJA Note
Land                                          $1,127,221       $6,456,000                        $7,583,221
Buildings/Improvements                         1,937,418       24,177,000                        26,114,418
Furn/Fix/Equip                                   668,985        3,735,000      $2,302,500         6,706,485
Construction WIP                                                   47,000                            47,000
  Subtotal                                    $3,733,624      $34,415,000      $2,302,500       $40,451,124
Less Accum. Depreciation                        (432,694)     (21,466,000)                      (21,898,694)
                                              $3,300,930      $12,949,000                       $18,552,430

Other Assets                                  $   20,148      $   980,000      $ (700,000) $        300,148

Subtotal                                      $   20,148      $   980,000      $ (700,000) $        300,148

TOTAL ASSETS                                  $6,422,921      $14,889,000       ($800,000)      $20,511,921



                                          FGC SUB-BALANCE SHEET (AFTER ACQUISITION OF WJA)
                                              FGC Sub.         WJA            Adjusting            FGC/
                                              6/30/96         5/31/96          Entries             WJA
               LIABILITIES & CAPITAL          Note 1           Note 2         Note 3 & 4        Subsidiary

Current Liabilities
Accounts Payable                                $117,591       $2,199,000                        $2,316,591
Accrued Expenses                                $245,661         $489,101                           734,762
Short Term/Current Portion L.T. Debt            $100,000      $12,000,003      (100,000)         12,000,003

Total Current Liabilities                       $463,252      $14,688,104     ($100,000)        $15,051,356

Long Term Liabilities
Long Term Debt                                  $700,000         $500,000      (700,000)           $500,000
New Long Term Debt                                                                                       $0
Total Long Term Debt                            $700,000         $500,000      (700,000)           $500,000
Contingent Purchase Liability                                                                            $0

Stockholders Equity
Class A. Preferred, Convertible                        -                                                  0
Class B. Preferred, Convertible                        -                                                  0


Common Stock                                  $5,259,669                                          5,259,669
Treasury Stock                                                                                            -
Capital in Excess of Par                               -                                                  0
Retained Earnings/Accum. Deficit                       -         (299,104)                          299,104

Total Equity                                  $5,259,669        $(299,104)                       $4,960,565

TOTAL LIABILITIES & CAPITAL                   $6,422,921      $14,889,000             -         $20,511,921



NOTES TO SUBSIDIARY FORMATION ENTRIES/WJA COMBINATION

Note (1) - Reflects the contribution by FGC of its assets to the subsidiary excluding excess land valued @ Approx. $1.6 Million and Contributing $2.6 Million in cash for improvements and operating cash and also excluding intercompany receivables.

Note (2) - Reflects the contribution of WJA assets and assumption of liabilities, however the BOK debt and accrued int. of approximately $20.4 have been replaced with a $12 Million obligation to Florida Gaming (Parent). This also reflects to 200,000 of Florida Gaming Shares remaining in the hands of WJA beneficial owners.

Note (3) - Reflects monies spent by the subsidiary for poker and other improvements.

Note (4) - Reflects the cancellation of the Mortgage Debt of the Subsidiary to WJA.

*Goodwill and asset writeups booked at parent level. Adjustments for the Bank Debt purchased at discount and any combination adjustments. Actual financials may reflect adjustments depending on the final structure of the transaction.